Exhibit 99.2

News Release

Contacts:

For Immediate Release	Neill Davis, Men’s Wearhouse
(281) 776-7000
Ken Dennard, DRG&L
(713) 529-6600
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON – June 16, 2011 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock, payable on September 23, 2011 to shareholders of record at the close of business on September 13, 2011.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,187 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.
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